Exhibit 99.1

WidePoint Corporation	Contact Information
One Lincoln Centre	Hawk Associates, Inc.
18 W 140 Butterfield Rd	Frank N. Hawkins, Jr. or Julie Marshall
Suite 1100	Phone: (305) 451-1888
Oakbrook Terrace, IL 60181	E-mail: info@hawkassociates.com
(630) 629-0003 Phone	http://www.hawkassociates.com
(630) 629-7559 Fax	http://www.americanmicrocaps.com
http://www.widepoint.com

WidePoint to Commence Trading on the American Stock
Exchange Under Symbol WYY on Tuesday, Sept. 26

Fairfax, VA, September 25, 2006 — WidePoint Corporation (OTC Bulletin Board: WDPT), a technology-based provider of products and services to the government sector and commercial markets, will commence trading on the American Stock Exchange on Tuesday, Sept. 26. WidePoint will trade under the new symbol WYY, replacing the symbol WDPT used on the OTC Bulletin Board.

This approval is contingent upon the company being in compliance with all applicable listing standards on the date it begins trading on the exchange and may be rescinded if the company is not in compliance with such standards.

About WidePoint

WidePoint is an innovative technology-based provider of products and services to the government sector and commercial markets. WidePoint presently specializes in providing systems engineering and information technology services as well as PKI e-Authentication and credentialing services. WidePoint’s wholly owned subsidiary, Operational Research Consultants, Inc. (ORC) is at the forefront of implementing PKI, e-Authentication and credentialing services. The company’s identity management and e-Authentication services have received three major U.S. federal government certifications. WidePoint’s profile of customers encompasses U.S. federal government agencies such as the Department of Defense, the Department of Homeland Security, the U.S. Treasury Department and the Department of Justice as well as major U.S. Defense Contractors and several major pharmaceutical companies. For more information, visit http://www.widepoint.com.

An investment profile for WidePoint may be found at http://www.hawkassociates.com/wdptprofile.aspx.

For investor relations or more information regarding WidePoint, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor relations kit including copies of WidePoint press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

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